Psychemedics Corporation Announces 2010 Year End Profits

DECLARES QUARTERLY DIVIDEND

ACTON, Mass., March 2, 2011 /PRNewswire/ -- Psychemedics Corporation (Nasdaq: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2010.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of March 11, 2011 to be paid on March 25, 2011.  This will be the Company's 58th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2010 was $20.1 million, an increase of 19% as compared to $17.0 million for 2009.  Net income for the year ended December 31, 2010 was $2.6 million or $0.50 per share, an increase of 71% from 2009 during which the Company earned $1.5 million or $0.29 per share.  Revenue for the fourth quarter was $5.1 million, an increase of 20% as compared to $4.3 million the fourth quarter of 2009.  Net income for the quarter was $417 thousand or $0.08 per share, down 24% from $546 thousand or $0.10 per share for the same period of 2009.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "In 2010, sales and profits were back on the growth track.  While we are very proud that we have been profitable every year since 1993, including the severe 2009 recession, our focus continues to be sales and earnings growth.  While some of our growth in 2010 can be attributed to the economic recovery, the primary increase has come from new customers and introducing new programs to existing customers."

Kubacki continued: "Beyond the strong financial performance of 2010, the Company has invested in its future with the addition of two new officers in the Company (Corporate VP – Sales & Marketing and VP – Controller) as well as an enhanced sales team.  Despite the tough environment, we continued to bring on new clients, including expanding internationally, with sales/marketing agreements made for the UK and Europe, which will set the foundation for future revenue growth.  We have also improved our internet presence with a complete overhaul of our website and continue to expand our e-commerce platform."

Kubacki concluded, "The Company's balance sheet remains strong with approximately $5.7 million in cash and short-term investments and no long-term debt.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our fifty-eighth consecutive quarterly dividend."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation Statements of Income Unaudited

	December 31,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$3,720,488	$4,840,367
Short-term investments	2,018,452	1,006,436
Accounts receivable, net of allowance for doubtful accounts	3,905,821	3,016,084
of $119,295 in 2010 and $134,282 in 2009
Prepaid expenses and other current assets	700,822	663,433
Deferred tax assets	239,831	253,221

Total Current Assets	10,585,414	9,779,541

Fixed Assets:
Equipment & leasehold improvements	11,730,866	10,912,906
Less accumulated depreciation	(10,663,996)	(10,381,599)

Net Fixed Assets	1,066,870	531,307

Deferred tax assets, long term	-	204,764
Other assets	114,037	86,814

Total Assets	$ 11,766,321	$ 10,602,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$699,833	$180,784
Accrued expenses	1,302,370	1,090,898
Deferred revenue	16,605	36,360

Total Current Liabilities	2,018,808	1,308,042

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	--	--
no shares issued or outstanding
Common stock, $0.005 par value; 50,000,000 shares authorized	29,387	29,309
5,877,358 shares issued in 2010 and 5,861,872 shares issued in 2009
Paid-in capital	27,764,992	27,419,359
Accumulated deficit	(7,987,468)	(8,100,920)
Less - Treasury stock, at cost, 665,345 shares in 2010 and 664,523 shares in 2009	(10,059,398)	(10,053,364)

Total Shareholders' Equity	9,747,513	9,294,384

Total Liabilities and Shareholders' Equity	$11,766,321	$10,602,426

Psychemedics Corporation Balance Sheets Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$5,116,237	$4,271,340	$20,108,862	$16,954,994
Cost of revenues	2,034,136	1,749,276	8,067,229	7,345,016

Gross profit	3,082,101	2,522,064	12,041,633	9,609,978

General & administrative	1,435,803	812,395	4,195,998	3,596,774
Marketing & selling	851,547	635,939	2,949,739	2,961,477
Research & development	116,988	113,470	481,433	467,435

Total operating expenses	2,404,338	1,561,804	7,627,170	7,025,686

Operating income	677,763	960,260	4,414,463	2,584,292
Interest income	3,669	11,154	23,091	45,320

Net income before provision for income taxes	681,432	971,414	4,437,554	2,629,612

Provision for income taxes	264,443	425,331	1,823,834	1,102,317

Net income	$416,989	$546,083	$2,613,720	$1,527,295

Basic net income per share	$0.08	$0.11	$0.50	$0.29

Diluted net income per share	$0.08	$0.10	$0.50	$0.29

Dividends declared per share	$0.12	$0.12	$0.48	$0.53

Weighted average common shares outstanding, basic	5,212,479	5,197,232	5,207,244	5,193,329

Weighted average common shares outstanding, diluted	5,235,800	5,204,611	5,226,454	5,204,767

Contact:
Neil Lerner
Vice President and Controller
(978) 206-8220
Neill@psychemedics.com

CONTACT: Neil Lerner, Vice President and Controller, Psychemedics Corporation, +1-978-206-8220, Neill@psychemedics.com